UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STEMCELLS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 27, 2016

Dear Fellow Shareholders:

YOUR VOTE IS VERY IMPORTANT!

We need your help.

We have been trying to reach you regarding your investment in StemCells, Inc. (Nasdaq: STEM). We are asking for your immediate attention and response to an important shareholder matter.

Our Special Meeting of Shareholders, which began yesterday to approve the Agreement and Plan of Merger and Reorganization between StemCells, Inc. and Microbot Medical Ltd. (Microbot), has been adjourned until November 14, 2016, at 10:00am, Pacific Time, due to insufficient voting response from shareholders on the first of five shareholder proposals, each of which is described in the proxy materials filed with the SEC on September 17, 2016. Shareholders have already approved the other four proposals. But so far only 24% of our outstanding shares have been voted on Proposal #1 – To approve and adopt the Agreement and Plan of Merger and Reorganization with Microbot (with 95.97% voting in favor, 2.10% opposed, and 1.91% abstaining).

Our records indicate that we have not yet received YOUR vote.

PLEASE VOTE TODAY!

To ensure we are able to complete our special meeting, please vote TODAY by internet or phone following the instructions on your enclosed VOTING INSTRUCTION FORM. If you have any questions or need assistance in voting your VOTING INSTRUCTION FORM, we encourage you to call our proxy solicitor, Okapi Partners at (877) 259-6290 (Toll Free).

We appreciate your continued support.

Sincerely,

Ken Stratton

President & General Counsel

On Behalf of the StemCells, Inc. Board of Directors

39899 Balentine Drive, Suite 200, Newark, CA 94560 USA

www.stemcellsinc.com

Adjourned Special Meeting Date of November 14, 2016 Your vote is important to holding the special meeting of StemCells, Inc. Please vote your control number today! PLEASE VOTE • VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions • VOTE BY PHONE — 1-800-454-8683 Use any touch-tone phone to transmit your voting instructions If you have any questions or need assistance voting your shares, please contact Okapi Partners Toll-Free at: 1-877-259-6290 Have your proxy card in hand when you call or logon, and then follow the instructions StemCells, Inc.